Exhibit 99.1

Kellogg Company News
For release:	May 1, 2014
Analyst Contact:	Simon Burton, CFA (269) 961-6636
Media Contact:	Kris Charles (269) 961-3799

KELLOGG COMPANY REPORTS FIRST QUARTER 2014 RESULTS,

REAFFIRMS FULL-YEAR GUIDANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced first-quarter results for earnings per share that were greater than the company’s expectations; results for operating profit were in-line with expectations. First quarter 2014 reported net sales decreased by 3.1 percent to $3.7 billion. Internal net sales,* which exclude the effects of foreign currency translation, acquisitions, dispositions, and integration costs, decreased by 2.4 percent over the same period. First quarter 2014 operating profit was $614 million, a reported increase of 22.1 percent; this increase was driven primarily by the impact that asset returns and changes in interest rates had on pension plans. Underlying internal operating profit,* which excludes the effects of foreign currency translation, acquisitions, dispositions, mark-to-market accounting, integration costs, and costs associated with Project K, decreased by 5.5 percent. As expected, the decline in underlying internal operating profit was largely the result of lower sales and the timing of costs of goods sold in the period.

Reported earnings for the first quarter 2014 were $406 million, or $1.12 per diluted share, an increase of 32 percent from the $0.85 per diluted share reported in the first quarter of last year. This quarter’s reported earnings per share included an impact from mark-to-market of $0.22 per share,

*	Internal sales growth, underlying internal operating profit growth, comparable earnings, underlying effective tax rate and cash flow are all non-GAAP financial measures. See the tables herein for important information regarding these measures and a full reconciliation to the most comparable GAAP measure.

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partially offset by $0.10 per share of costs associated with Project K and approximately $0.01 per share of integration costs related to the acquisition of Pringles. Excluding these items, comparable first quarter 2014 earnings* were $1.01 per share, greater than the company’s expectations as the result of the impact of a $0.03 per share benefit in Other Income and Expense.

“Our results for operating profit and earnings in the first quarter were broadly in-line with the expectations we highlighted on the last earnings call,” said John Bryant, Kellogg Company’s president and chief executive officer. “In addition, we’ve made great progress with Project K and we’ve developed strong investment plans for the remainder of the year. As a result, we’ve reaffirmed our guidance for the full year and expect top-line performance to improve over time.”

North America

Net sales posted by Kellogg North America were $2.5 billion in the first quarter, a reported decrease of 2.9 percent; internal net sales decreased by 2.4 percent. The U.S. Morning Foods segment posted an internal net sales decline of 5.5 percent. Internal net sales in the U.S. Snacks segment increased by 0.3 percent. The U.S. Specialty Channels segment posted a 1.7 percent internal net sales decline in the quarter and the North America Other segment, which is comprised of the U.S. Frozen Foods and Canadian businesses, posted a 2.1 percent decrease in internal net sales. Reported operating profit in North America decreased by 9.4 percent; internal operating profit declined by 6.1 percent, largely as the result of lower sales and the timing of costs of goods sold.

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International

Reported net sales increased by 2.3 percent in Europe in the quarter; internal net sales decreased by 1.7 percent. In Latin America, reported net sales decreased by 9.8 percent and internal net sales decreased by 5.3 percent, reflecting the impact of an increased food tax in Mexico. Reported net sales in Asia Pacific decreased by 10.7 percent and internal net sales decreased by 1.4 percent.

Interest and Tax

Kellogg’s interest expense was $52 million in the first quarter. The underlying tax rate* in the first quarter of 2014 was 28.8 percent.

Cash flow

Cash flow,* a non-GAAP measure defined as cash from operating activities less capital expenditures, was $171 million for the quarter, and was in-line with expectations. It is still anticipated that cash flow for the year will be in a range between $1.0 and $1.1 billion.

Kellogg repurchased $321 million of shares during the first quarter, far exceeding option proceeds of $32 million.

Kellogg Reaffirms Full-Year 2014 Guidance

The company reaffirmed its guidance for full-year internal net sales growth of approximately one percent. Underlying internal operating profit growth is still expected to be in a range between zero and two percent. Currency-neutral comparable earnings per share growth is still expected to be between one and three percent. Integration costs associated with the acquisition of

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the Pringles business are still expected to be in a range between $0.07 and $0.09 per share. Costs associated with Project K are still expected to be in a range between $0.60 and $0.65 per share. As a result, earnings excluding the impact of mark-to-market accounting, integration costs, Project K and other items impacting comparability are still anticipated to be between $3.89 and $3.97 per share. This year’s 53rd week is still expected to add approximately $0.08 per share to earnings. As a result, the company continues to expect an earnings range including the impact of the 53rd week of between $3.97 and $4.05 per share, which the company estimates is in-line with the Bloomberg consensus estimate.

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on Thursday, May 1, 2014 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (877) 270-2148 in the U.S., and (412) 902-6510 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2013 sales of approximately $14.8 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our

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well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Frosted Flakes®, Pop-Tarts®, Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.

Use of Non-GAAP Financial Measures

Certain financial measures have been provided on a non-GAAP (Generally Accepted Accounting Principles) basis. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the company and its segments and in the analysis of ongoing operating trends. All non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures in the attachments provided with the release.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of the Pringles® business, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects,

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workforce reductions, savings, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to implement Project K as planned, whether the expected amount of costs associated with Project K will exceed forecasts, whether the Company will be able to realize the anticipated benefits from Project K in the amounts and times expected, the ability to realize the anticipated benefits and synergies from the Pringles acquisition in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

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Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

[Kellogg Company Financial News]

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended
(Results are unaudited)	March 29, 2014	March 30, 2013
Net sales	$3,742	$3,861

Cost of goods sold	2,238	$2,468
Selling, general and administrative expense	890	890

Operating profit	614	503

Interest expense	52	60
Other income (expense), net	10	(7)

Income before income taxes	572	436
Income taxes	165	124
Earnings (loss) from joint ventures	(1)	(1)

Net income	$406	$311

Net income (loss) attributable to noncontrolling interests	—	—

Net income attributable to Kellogg Company	$406	$311

Per share amounts:
Basic	$1.13	$.86
Diluted	$1.12	$.85

Dividends per share	$.4600	$.4400

Average shares outstanding:
Basic	360	363

Diluted	362	366

Actual shares outstanding at period end	358	366

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Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

(millions)
	Quarter ended
(Results are unaudited)	March 29, 2014	March 30, 2013
Net sales
U.S. Morning Foods	$861	$911
U.S. Snacks	903	901
U.S. Specialty	372	379
North America Other	381	403
Europe	708	692
Latin America	278	308
Asia Pacific	239	267

Consolidated	$3,742	$3,861

Operating profit
U.S. Morning Foods	$128	$163
U.S. Snacks	95	106
U.S. Specialty	87	78
North America Other	72	75
Europe	67	71
Latin America	48	48
Asia Pacific	14	21

Total Reportable Segments	511	562
Corporate	103	(59)

Consolidated	$614	$503

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Quarter ended
(unaudited)	March 29, 2014	March 30, 2013
Operating activities
Net income	$406	$311
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	116	113
Postretirement benefit plan expense (benefit)	(22)	(4)
Deferred income taxes	45	11
Other	6	5
Postretirement benefit plan contributions	(28)	(31)
Changes in operating assets and liabilities, net of acquisitions	(255)	(67)

Net cash provided by (used in) operating activities	268	338

Investing activities
Additions to properties	(97)	(102)
Other	(2)	—

Net cash provided by (used in) investing activities	(99)	(102)

Financing activities
Net issuances (reductions) of notes payable	986	(226)
Issuances of long-term debt	—	645
Reductions of long-term debt	(682)	(749)
Net issuances of common stock	37	265
Common stock repurchases	(321)	(44)
Cash dividends	(166)	(160)
Other	(1)	9

Net cash provided by (used in) financing activities	(147)	(260)

Effect of exchange rate changes on cash and cash equivalents	(11)	(5)

Increase (decrease) in cash and cash equivalents	11	(29)
Cash and cash equivalents at beginning of period	273	281

Cash and cash equivalents at end of period	$284	$252

Supplemental financial data:
Net cash provided by (used in) operating activities	$268	$338
Additions to properties	(97)	(102)

Cash Flow (operating cash flow less property additions) (a)	$171	$236

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	March 29, 2014	December 28, 2013
	(unaudited)	*
Current assets
Cash and cash equivalents	$284	$273
Accounts receivable, net	1,605	1,424
Inventories:
Raw materials and supplies	348	319
Finished goods and materials in process	929	929
Deferred income taxes	155	195
Other prepaid assets	183	127

Total current assets	3,504	3,267
Property, net of accumulated depreciation of $5,589 and $5,501	3,851	3,856
Goodwill	5,049	5,051
Other intangibles, net of accumulated amortization of $64 and $62	2,369	2,367
Pension	515	419
Other assets	440	514

Total assets	$15,728	$15,474

Current liabilities
Current maturities of long-term debt	$527	$289
Notes payable	1,725	739
Accounts payable	1,383	1,432
Accrued advertising and promotion	494	476
Accrued income taxes	107	69
Accrued salaries and wages	242	327
Other current liabilities	595	503

Total current liabilities	5,073	3,835
Long-term debt	5,413	6,330
Deferred income taxes	915	928
Pension liability	270	277
Nonpension postretirement benefits	66	68
Other liabilities	419	429

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	638	626
Retained earnings	6,985	6,749
Treasury stock, at cost	(3,278)	(2,999)
Accumulated other comprehensive income (loss)	(939)	(936)

Total Kellogg Company equity	3,511	3,545
Noncontrolling interests	61	62

Total equity	3,572	3,607

Total liabilities and equity	$15,728	$15,474

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

First Quarter of 2014 versus 2013
(dollars in millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	N. America Other	North America	Europe	Latin America	Asia Pacific	Corp- orate	Consoli- dated
2014 net sales	$861	$903	$372	$381	$2,517	$708	$278	$239	$0	$3,742

2013 net sales	$911	$901	$379	$403	$2,594	$692	$308	$267	$0	$3,861

% change - 2014 vs. 2013:
As Reported	-5.5%	0.3%	-1.7%	-5.6%	-2.9%	2.3%	-9.8%	-10.7%	0.0%	-3.1%
Acquisitions/Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.3%	0.0%	0.0%
Integration impact (a)	0.0%	0.0%	0.0%	0.2%	0.1%	0.0%	0.0%	0.3%	0.0%	0.0%
Foreign currency impact	0.0%	0.0%	0.0%	-3.7%	-0.6%	4.0%	-4.5%	-9.3%	0.0%	-0.7%

Subtotal - internal business (b)	-5.5%	0.3%	-1.7%	-2.1%	-2.4%	-1.7%	-5.3%	-1.4%	0.0%	-2.4%
Volume (tonnage) (c)					-2.9%	-3.0%	-11.4%	0.0%	0.0%	-3.5%
Pricing/mix					0.5%	1.3%	6.1%	-1.4%	0.0%	1.1%

(dollars in millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	N. America Other	North America	Europe	Latin America	Asia Pacific	Corp- orate	Consoli- dated
2014 operating profit	$128	$95	$87	$72	$382	$67	$48	$14	$103	$614

2013 operating profit	$163	$106	$78	$75	$422	$71	$48	$21	($59)	$503

% change - 2014 vs. 2013:
As Reported	-21.1%	-10.5%	11.6%	-4.1%	-9.4%	-6.1%	1.0%	-34.7%	274.6%	22.1%
Acquisitions/Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.6%	0.0%	0.0%
Integration impact (a)	0.0%	3.0%	0.0%	1.1%	0.9%	3.9%	0.3%	8.7%	54.3%	2.0%
Foreign currency impact	0.1%	0.0%	0.0%	-4.5%	-0.7%	7.1%	1.1%	-8.8%	41.9%	0.2%
Mark-to-market (d)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	431.2%	32.7%
Restructuring and cost reduction activities (e)	-5.3%	-3.5%	-0.4%	-2.9%	-3.5%	-17.0%	-9.1%	-7.9%	-183.5%	-7.3%

Underlying internal (f)	-15.9%	-10.0%	12.0%	2.2%	-6.1%	-0.1%	8.7%	-27.3%	-69.3%	-5.5%

(a)	Includes impact of integration costs associated with the Pringles acquisition.
(b)	Internal net sales growth for 2014 excludes the impact of acquisitions, divestitures, integration costs and impact of foreign currency translation. Internal net sales growth is a non-GAAP financial measure which is reconciled to the directly comparable measure in accordance with U.S. GAAP within these tables.
(c)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.
(d)	Includes mark-to-market adjustments for pension plans and commodity contracts as reflected in selling, general and administrative expense as well as cost of goods sold. Actuarial gains/losses for pension plans are recognized in the year they occur. A portion of these mark-to-market adjustments were capitalized as inventoriable cost at the end of 2012 and 2013. These amounts have been recorded in earnings in the first quarter of 2013 and 2014 respectively. Mark-to-market adjustments for commodities reflect the changes in the fair value of contracts for the difference between contract and market prices for the underlying commodities. The resulting gains/losses are recognized in the quarter they occur.
(e)	Costs incurred related primarily to the execution of Project K, a global four-year efficiency and effectiveness program. The focus of the program will be to strengthen existing businesses in core markets, increase growth in developing and emerging markets, and drive an increased level of value-added innovation. The program is expected to provide a number of benefits, including an optimized supply chain infrastructure, the implementation of global business services, and a new global focus on categories. Quarter ended March 30, 2013 has been recast to exclude all restructuring and cost reduction activities from underlying operating profit.
(f)	Underlying internal operating profit growth excludes the impact of foreign currency translation, pension plans and commodity contracts mark-to-market adjustments, costs related to restructuring and cost reduction activities, and if applicable, acquisitions, dispositions, and integration costs associated with the acquisition of Pringles. The Company believes the use of this non-GAAP measure provides increased transparency and assists in understanding underlying operating performance. This non-GAAP measure is reconciled to the directly comparable measure in accordance with U.S. GAAP within this table.

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Kellogg Company and Subsidiaries

Restructuring and cost reduction activities*

(millions)

	Quarter ended March 29, 2014
	Cost of goods sold	Selling, general and administrative expense	Total
2014
U.S. Morning Foods	$9	$2	$11
U.S. Snacks	5	2	7
U.S. Specialty	—	1	1
North America Other	2	1	3
Europe	5	7	12
Latin America	—	4	4
Asia Pacific	4	2	6
Corporate	—	10	10

Total	$25	$29	$54

	Quarter ended March 30, 2013
	Cost of goods sold	Selling, general and administrative expense	Total
2013
U.S. Morning Foods	$1	$2	$3
U.S. Snacks	1	2	3
U.S. Specialty	—	1	1
North America Other	—	—	—
Europe	—	—	—
Latin America	—	—	—
Asia Pacific	6	—	6
Corporate	—	—	—

Total	$8	$5	$13

2014 Variance - better(worse) than 2013
U.S. Morning Foods	$(8)	$—	$(8)
U.S. Snacks	(4)	—	(4)
U.S. Specialty	—	—	—
North America Other	(2)	(1)	(3)
Europe	(5)	(7)	(12)
Latin America	—	(4)	(4)
Asia Pacific	2	(2)	—
Corporate	—	(10)	(10)

Total	$(17)	$(24)	$(41)

*	Restructuring and cost reduction activities include programs which will result in future cash savings and/or reduced depreciation. Quarter ended March 29, 2014 includes Project K costs.

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Kellogg Company and Subsidiaries

Integration Costs*

(millions)

	Quarter ended March 29, 2014
	Net Sales	Cost of goods sold	Selling, general and administrative expense	Total
2014
U.S. Snacks	$—	$—	$—	$—
North America Other	—	—	—	—
Europe	—	4	2	6
Asia Pacific	—	—	—	—
Corporate	—	—	1	1

Total	$—	$4	$3	$7

	Quarter ended March 30, 2013
	Net Sales	Cost of goods sold	Selling, general and administrative expense	Total
2013
U.S. Snacks	$—	$—	$3	$3
North America Other	1	—	—	1
Europe	—	3	5	8
Asia Pacific	1	1	3	5
Corporate	—	—	3	3

Total	$2	$4	$14	$20

2014 Variance - better(worse) than 2013
U.S. Snacks	$—	$—	$3	$3
North America Other	1	—	—	1
Europe	—	(1)	3	2
Asia Pacific	1	1	3	5
Corporate	—	—	2	2

Total	$2	$—	$11	$13

*	Integration costs are charges incurred by the Company as a direct result of the work performed for the acquisition of the Pringles business.

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Kellogg Company and Subsidiaries

Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Comparable Operating Profit

Quarter ended March 29, 2014
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	N. America Other	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported Operating Profit	$128	$95	$87	$72	$67	$48	$14	$103	$614
Mark-to-market(a)	—	—	—	—	—	—	—	116	116
Restructuring and cost reduction activities(b)	(11)	(7)	(1)	(3)	(12)	(4)	(6)	(10)	(54)

Underlying Operating Profit(c)	$139	$102	$88	$75	$79	$52	$20	($3)	$552
Pringles integration costs	—	—	—	—	(6)	—	—	(1)	(7)

Comparable Operating Profit(d)	$139	$102	$88	$75	$85	$52	$20	($2)	$559

Quarter ended March 30, 2013
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	N. America Other	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported Operating Profit	$163	$106	$78	$75	$71	$48	$21	($59)	$503
Mark-to-market(a)	—	—	—	—	—	—	—	(54)	(54)
Restructuring and cost reduction activities(b)	(3)	(3)	(1)	—	—	—	(6)	—	(13)

Underlying Operating Profit(c)	$166	$109	$79	$75	$71	$48	$27	($5)	$570
Pringles integration costs	—	(3)	—	(1)	(8)	—	(5)	(3)	(20)

Comparable Operating Profit(d)	$166	$112	$79	$76	$79	$48	$32	($2)	$590

(a)	Includes mark-to-market adjustments for pension plans and commodity contracts as reflected in selling, general and administrative expense as well as cost of goods sold. Actuarial gains/losses for pension plans are recognized in the year they occur. A portion of these mark-to-market adjustments were capitalized as inventoriable cost at the end of 2012 and 2013. These amounts have been recorded in earnings in the first quarter of 2013 and 2014 respectively. Mark-to-market adjustments for commodities reflect the changes in the fair value of contracts for the difference between contract and market prices for the underlying commodities. The resulting gains/losses are recognized in the quarter they occur.
(b)	Costs incurred related primarily to the execution of Project K, a global four-year efficiency and effectiveness program. The focus of the program will be to strengthen existing businesses in core markets, increase growth in developing and emerging markets, and drive an increased level of value-added innovation. The program is expected to provide a number of benefits, including an optimized supply chain infrastructure, the implementation of global business services, and a new global focus on categories. Quarter ended March 30, 2013 has been recast to exclude all restructuring and cost reduction activities from underlying operating profit.
(c)	Underlying Operating Profit excludes the impact of pension plans and commodity contracts mark-to-market adjustments and costs related to restructuring and cost reduction activities. The Company believes the use of this non-GAAP measure provides increased transparency and assists in understanding underlying operating performance. This non-GAAP measure is reconciled to the directly comparable measure in accordance with U.S. GAAP within this table. Underlying operating profit for the quarters ended March 29, 2014 and March 30, 2013 includes postretirement benefit plan expense (income) of ($22) million and ($4) million, respectively.
(d)	Comparable Operating Profit is a non-GAAP measure that excludes the impact of mark-to-market adjustments on pension plans and commodity contracts, the impact of restructuring and cost reduction activities and the impact of integration costs related to the acquisition of the Pringles business.

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Kellogg Company and Subsidiaries

Reconciliation of Non-GAAP Amounts - Reported EPS to Comparable EPS

	Quarter ended
	March 29, 2014	March 30, 2013	Change vs. prior year
Reported EPS	$1.12	$0.85	31.8%
Mark-to-market(a)	0.22	(0.10)	37.1%
Restructuring and cost reduction activities(b)	(0.10)	(0.03)	-7.3%
Pringles Integration costs	(0.01)	(0.04)	3.0%

Comparable EPS(c)	$1.01	$1.02	-1.0%

(a)	Includes mark-to-market adjustments for pension plans and commodity contracts as reflected in selling, general and administrative expense as well as cost of goods sold. Actuarial gains/losses for pension plans are recognized in the year they occur. A portion of these mark-to-market adjustments were capitalized as inventoriable cost at the end of 2012 and 2013. These amounts have been recorded in earnings in the first quarter of 2013 and 2014 respectively. Mark-to-market adjustments for commodities reflect the changes in the fair value of contracts for the difference between contract and market prices for the underlying commodities. The resulting gains/losses are recognized in the quarter they occur.
(b)	Costs incurred related primarily to the execution of Project K, a global four-year efficiency and effectiveness program. The focus of the program will be to strengthen existing businesses in core markets, increase growth in developing and emerging markets, and drive an increased level of value-added innovation. The program is expected to provide a number of benefits, including an optimized supply chain infrastructure, the implementation of global business services, and a new global focus on categories. Quarter ended March 30, 2013 has been recast to exclude all restructuring and cost reduction activities from Comparable EPS.
(c)	Comparable EPS is a non-GAAP measure that excludes the impact of mark-to-market adjustments on pension plans and commodity contracts, the impact of costs related to restructuring and cost reduction activities, and the impact of integration costs related to the acquisition of the Pringles business.

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Kellogg Company and Subsidiaries

Reconciliation of Non-GAAP Amounts - Reported Effective Tax Rate to Underlying Effective Tax Rate

Quarter ended March 29, 2014
Reported Effective Tax Rate	28.9%
Mark-to-market (a)	0.5%
Restructuring and cost reduction activities (b)	-0.4%

Underlying Reported Effective Tax Rate (c)	28.8%

(a)	Net income from mark-to-market adjustments, in general, were incurred in jurisdictions with tax rates higher than our reported effective tax rate during the first quarter of 2014.
(b)	Costs incurred related to the execution of restructuring and cost reduction activities, in general, were incurred in jurisdictions with tax rates higher than our effective tax rate during the first quarter of 2014.
(c)	Underlying reported effective tax rate is reconciled to the directly comparable measure in accordance with U.S. GAAP within this table.

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